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Exhibit 99.1

                                  PRESS RELEASE

                                                                 October 2, 1996

Vancouver, B.C.: Further to their joint Press Release of June 14, 1996 announcing the proposed plan of arrangement, Royalstar Resources Ltd. and Attwood Gold Corporation advise that negotiations to settle a definitive form of arrangement agreement is to give the resulting merged public company the financial strength to exploit the substantial portfolio of exploration properties of the companies and to finance the construction and place into production of the Tonkin Springs Mine in which Royalstar's subsidiary, Gold Capital has a 60% interest. In this connection, the following private placements and loans have been arranged:

      Royalstar: Royalstar will sell by way of private placement 3,800,000 common shares at $0.37 per share to raise gross proceeds of $1,406,000. The proceeds will be used to provide working capital and to pay down debt.

      Gold Capital: Gold Capital will receive an immediate bridge loan of U.S. $500,000 for working capital, will raise an additional U.S. $3,000,000 by the sale of 3,000,000 shares at U.S. $1.00 per share and will raise a minimum of U.S. $3,000,000 and a maximum of U.S. $4,000,000 by way of a convertible debenture. In respect of the bridge loan, a bonus of 100,000 shares of Gold Capital is payable to the lender. Each of the bridge loan and debenture will bear interest at the rate of prime plus 1% and the proceeds will be used exclusively to fund the obligations of Gold Capital under the Tonkin Springs Project. The terms of the debenture will be for five years and at any time after December 20, 1998, the investors will have the right to convert any or all of the outstanding principal and interest into shares of Gold Capital at U.S. $1.50 per share. The investor under the bridge loan will have the right to convert any or all of the outstanding principal and interest into shares of Gold Capital at U.S. $1.00 per share.

      Attwood: Attwood will proceed with the special warrant private placement announced on July 11, 1996 as to 1,500,000 Special Warrants at a price of $3.35 per special warrant to raise gross proceeds of $5,025,000. Of this amount $1,500,000 is committed. Each special warrant will be exercisable, at no additional cost, into one unit of Attwood. Each unit will consist of one share and one non-transferable warrant entitled the holder to purchase on or before 18 months from the closing date, one additional common share of Attwood at $3.75 per share for the first 12 months and $4.00 per share for the remaining six months.
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As part of the transaction, Attwood has agreed to advance to Royalstar prior to completion of the plan of arrangement, $1,000,000 for working capital and U.S. $2,000,000 to be lent by Royalstar to Gold Capital, to be used towards the construction of the Tonkin Springs Mine. These loans will merge on closing of the plan of arrangement. In connection with the loans, Attwood has required Royalstar to convert outstanding advances by Royalstar to Gold Capital totaling U.S. $1,919,110 as at July 31, 1996 to shares of Gold Capital at U.S. $1.00 per share which increased Royalstar's ownership of Gold Capital to 69.6%.

The private placements and loans are subject to regulatory approval for each company, where required.

Royalstar is calling an annual and special meeting of its shareholders for November 28, 1996 to consider, among other things, the proposed plan of arrangement. Attwood is calling an extraordinary meeting of its shareholders and a meeting of its special warrant holders for November 28, 1996 to consider the proposed plan of arrangement. The plan of arrangement is subject to approval by the shareholders of Royalstar, the shareholders and special warrant holders of Attwood and by the applicable regulatory authorities.

The securities to be issued by Royalstar, Gold Capital and Attwood have not been and will not be registered under the Securities Act of 1933, as amended (the "1933 Act"), and may not be offered or sold in the United States absent registration under the 1933 Act or an applicable exemption from such registration requirements.